                                                            For Information
                                                            ---------------
                                                            Mark A. Hellerstein
                                                            Robert T. Hanley
                                                            Richard C. Norris

      ST. MARY AGREES TO SELL $75 MILLION OF 5.75% SENIOR CONVERTIBLE NOTES

DENVER, March 7, 2002 -- ST. MARY LAND & EXPLORATION COMPANY (Nasdaq: MARY)
announced today that it has agreed to sell in a private placement $75 million of
5.75% senior convertible notes due 2022. St. Mary has also granted to the initial purchasers a 30-day option to purchase an additional $25 million of the notes.

The notes will be convertible into St. Mary common stock at the option of the holders at a conversion price of $26.00 per share. The notes will be general unsecured obligations, ranking on a parity in right of payment with all of St.
Mary's existing and future unsecured senior indebtedness and St. Mary's other general unsecured obligations, and senior in right of payment to all of St.
Mary's future subordinated indebtedness. St. Mary may redeem the notes at its option in whole or in part beginning on March 20, 2007 at 100% of their principal amount plus accrued and unpaid interest. Holders may require St. Mary to repurchase all or part of the notes on March 20, 2007, March 15, 2012 and
March 15, 2017 at a repurchase price of 100% of their principal amount plus accrued and unpaid interest. On March 20, 2007, St. Mary may pay the repurchase price in cash, in shares of its common stock, or in any combination of cash and common stock. On March 15, 2012 and March 15, 2017, St. Mary must pay the repurchase price in cash. In addition, the notes contain certain repurchase provisions upon a change of control of St. Mary.

The private placement is expected to close on or about March 13, 2002. St. Mary intends to use the net proceeds of the private placement to fund a portion of its 2002 capital expenditures budget. Pending this use, St. Mary intends to repay outstanding borrowings under its revolving bank credit facility.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933. This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been  registered  under the Securities Act of 1933 or any state  securities laws and were offered only to qualified institutional buyers in reliance on Rule 144A under the  Securities Act of 1933.  Unless so  registered,  the notes and common stock  issued  upon  conversion  of the notes may not be  offered or sold in the
United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward looking statements within the meaning of federal securities laws. The word "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and levels of oil and natural gas prices, and other matters discussed under the "Risk Factors" section of St. Mary's 2000
Annual Report on Form 10-K filed with the SEC. As a result of these risks, actual results may differ materially from those expressed or implied in the forward looking statements. Although St. Mary may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by federal securities laws.